Exhibit 10.22

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into this 31st day of December, 2015 by and between CoBiz Financial Inc., a Colorado corporation (the “Company”) and Jonathan C. Lorenz (“Executive”).

Recitals

Executive was employed by the Company pursuant to an Employment Agreement dated as of March 1, 1995, as amended by letter agreements dated June 5, 1998 and February 17, 2006 (as amended, the “Employment Agreement”).  Executive’s employment with the Company will be terminated and Executive and the Company desire to enter into this Agreement to provide for certain matters related to such termination.

Agreement

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. Termination Date.  Executive’s employment with the Company will be terminated (the “Termination”) as of December 31, 2015 (“Termination Date”) and Executive will be removed, on the terms specified in Section 8(C) below, from all officer and director positions with the Company or any of its affiliates as of the Termination Date.  The Company acknowledges that such Termination was not for “cause,” as such term is defined in Section 4(b)(ii) of the Employment Agreement.

2. Payments to Executive Upon Termination.

(A) Executive acknowledges that as of the date of this Agreement he has received payment of the following amounts (less any applicable withholding):  (i) accrued but unpaid annual base cash compensation through the Termination Date; (ii) reimbursement for out-of-pocket business expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to Section 3(c) of the Employment Agreement and for which Executive submitted the required substantiation prior to the date of this Agreement; and (iii) accrued but unused vacation pay.  Executive further acknowledges that: (i) the payments, rights and benefits set forth in this Section 2 (the “Consideration”) constitute full payment for work performed on behalf of the Company and (ii) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Executive as it relates to Executive’s employment with the Company or the Termination.

(B) Subject to compliance with the terms of this Agreement (and subject to the COBRA Coverage Payment adjustment described below), the Company shall make two (2) payments to Executive each equal to $288,623.00 (less any applicable withholding), with the first payment to be made within five (5) business days following such time as this Agreement becomes irrevocable in accordance with Section 4(G) of this Agreement and the subsequent payment to be made within five (5) business days of the one (1) year anniversary of the initial payment.  Such payments represent the total severance payments set forth in Section 4(c) of the Employment Agreement (as amended) (other than the COBRA Coverage Payment described below), specifically: (i) one (1) year’s base cash compensation at the annual rate in effect as of the Termination Date; (ii) plus an amount equal to the larger of the bonus amount received by Executive for the prior calendar year (2014) and the average bonus amount received by the Executive for the three prior years during which he was employed pursuant to the Employment Agreement; and (iii) an amount equal to the amount that the Company would be required to have paid or contributed to each employee benefit plan to which COBRA does not apply for the benefit of Executive (but excluding the cost of the life insurance coverage described in the Executive Split Dollar Life Insurance Plan and Agreement) during the twelve (12) month period following the Termination Date.  In addition, to the extent that Executive is properly enrolled in the Company’s health plans to receive COBRA coverage, the Company agrees to make payments to Executive, or directly to the Company’s health plan, in an amount equal to the monthly COBRA premiums to be paid by Executive for twelve (12) months of health plan coverage under COBRA for the Executive and his covered dependents, including any administrative charge imposed by the Company, less the monthly amount that Executive would have paid for such coverage under the Company’s health plans if Executive’s employment had not been terminated (the “COBRA Coverage Payment”).  Such COBRA Coverage Payments shall be made on a monthly basis at such time as Executive’s monthly COBRA premiums are payable.

(C) To the extent approved by the Compensation Committee of the Board of Directors of the Company, Executive shall be entitled to receive a bonus for service rendered in 2015 under the Company’s incentive plan.  The amount of such bonus shall be determined by the Compensation Committee of the Board of Directors in accordance with the terms and conditions of the Company’s incentive plan applicable to Executive.

3. Benefits Available to Executive Upon Termination.

(A) Effective as of the Termination Date, Executive will cease participation in all health, welfare, dental, vision, life insurance, AD&D insurance, long-term disability insurance and other employee welfare benefit plans (except as required under COBRA); provided that on the date hereof CoBiz Bank and Executive shall enter into that certain Amendment to Supplemental Split Dollar Life Insurance Plan and Agreement dated as of the date hereof in the form attached hereto as Exhibit A, pursuant to which Executive would be entitled to receive certain specified death benefits under the split-dollar life insurance agreement described therein in the event of Executive’s death within the twelve (12) month period following the Termination Date.

(B) Executive will cease active participation in the CoBiz Financial Inc. 401(k) Plan as of the Termination Date, but nothing contained in this Agreement shall prevent Executive from receiving vested amounts held in his name in accordance with the conditions and terms of the CoBiz Financial Inc. 401(k) Plan.

4. Release of Claims. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive agrees as follows:

(A) Executive, individually and on behalf of his successors, heirs, assigns, executors, agents and representatives, hereby releases, waives and discharges the Company and its predecessors and successors, and any of their respective parents, subsidiaries or otherwise affiliated corporations, partnerships or business enterprises, and their respective former, present and future directors, officers, managers, members, partners, shareholders, employees, agents and assigns and the heirs and executors of the same (the “Released Parties”), from any and all suits, causes of action, claims of any kind, complaints, obligations, charges, demands, losses, damages of any kind (including punitive and liquidated damages), costs, attorneys’ fees and liabilities of any kind, whether in law or in equity, direct or indirect, known or unknown, that Executive may have or claim to have against any Released Party in any way relating to or arising out of any act of commission or omission from the beginning of time through the date of Executive’s execution of this Agreement; provided, however, nothing contained in this Agreement shall release (x) any claim Executive may have for indemnification by the Company under its charter or bylaws for claims asserted against Executive by any third party for acts Executive performed within the scope of his duties as an officer or employee of the Company, or (y) any claim Executive may have under this Agreement.  This release includes, but is not limited to:

(i) Except with respect to amounts described in Sections 2 and 3 of this Agreement, any and all claims for benefits (including, without limitation, equity compensation, royalties, license fees, health and welfare benefits, severance pay, and bonuses);

(ii) Claims under federal, state or local laws prohibiting discrimination or mistreatment based on age, sex, race, color, national origin, disability, genetic information, religion, sexual orientation, gender status, marital status, veteran stauts, or any other protected status, or prohibiting retaliation for any form of protected activity such as, but not limited to, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. §1981 through §1988; the Americans with Disabilities Act of 1990, as amended (“ADA”); the Genetic Information Non-Discrimination Act of 2008, the National Labor Relations Act, as amended (“NLRA”); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); statutes enforced under the Whistleblower Protection Programs of the U.S. Department of Labor, including the Sarbanes-Oxley Act of 2002, as amended, the Consumer Financial Protection Act of 2010, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 Act; the Colorado Anti-Discrimination Act; and the Colorado Job Protection and Civil Rights Enforcement Act of 2013, C.R.S. § 24-34-401 et seq., including claims for the unlawful prohibition of legal activities under C.R.S. § 24-34-402.5;

(iii) Intentional or negligent infliction of emotional distress, defamation, invasion of privacy, interference with contract or business relations, fraud, misrepresentation and/or fraudulent inducement and any other tort claims;

(iv) Breach of express or implied contract claims;
(v) Promissory estoppel claims;
(vi) Retaliatory discharge claims;

(vii) Wrongful discharge claims;
(viii) Breach of any express or implied covenant of good faith and fair dealing;
(ix) Claims arising out of or related to any applicable federal and state constitutions;
(x) Claims pertaining to local, state or federal laws related to lay-offs and terminations, such as, but not limited to, the Worker Adjustment and Retraining Notification Act (“WARN Act”);
(xi) Claims made under or pursuant to any severance plan or program maintained by any of the Released Parties;
(xii) Other legal and equitable claims regarding Executive’s employment or the termination of his employment;
(xiii) Any claim seeking declaratory, injunctive, or equitable relief; and
(xiv) Any other claim of any type whatsoever arising out of federal law, federal or state constitutions, the common law of any state, any state statute, or local law.

(B) Executive hereby warrants and represents that he has not filed or caused to be filed any claim, complaint or charge against any Released Party with any administrative agency, court of law or other tribunal.  Executive agrees that he will not be entitled to any individual or monetary remedy or relief if he pursues any such claim, complaint or charge.

(C) If the release with respect to any of the foregoing released claims is deemed to be invalid, unenforceable or illegal, then the court making such determination shall reduce the effect of the release to the minimum extent necessary in order to preserve the enforceability of the remainder of the release.  If Executive or an attorney for Executive files any civil action in any court asserting any of the above released claims against any Released Party, this Agreement may be used by the Released Party as a complete defense to Executive’s claims, and Executive shall be obligated to pay all costs, expenses and attorney's fees incurred by a Released Party in defending against such claims in any such court action or agency proceedings, to the maximum extent permitted by law.

(D) Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged pursuant to this Agreement.

(E) Executive hereby declares that this Agreement constitutes the entire and final agreement between the Released Parties and Executive with respect to the subject matter hereof, superseding any and all prior agreements, and that the Released Parties have not made any promise or offered any other agreement, except those expressed in this document, to induce or persuade Executive to enter into this Agreement.

(F) By signing this Agreement, Executive acknowledges that the Company has advised him, and hereby advises him, to discuss this Agreement with an attorney before signing this Agreement.  Executive acknowledges and agrees that the Released Parties are not responsible for any of Executive’s costs, expenses, and attorney’s fees, if any, incurred in connection with any claim or the review and signing of this Agreement.

(G) Executive may have up to twenty-one (21) days to consider the terms of this Agreement, execute this Agreement (and the execution of this Agreement by Executive may not occur until after the Termination Date) and return the executed Agreement to the Company.  Executive may revoke this Agreement at any time within seven days after signing it (the “Revocation Period”), by providing written notice to Chief Executive Officer, CoBiz Financial Inc., 821 17th Street, Denver, CO 80202 and that this Agreement is not effective or enforceable until the seven-day Revocation Period has expired.

5. Restrictive Covenants.

(A) Executive acknowledges that the restrictive covenants contained in Sections 6 and 7 of the Employment Agreement will survive the termination of his employment and of the Employment Agreement and that for purposes of determining the survival period of such covenants, Executive’s date of termination of employment shall be deemed to be the Termination Date.  In addition, Executive agrees that the employee and customer non-solicitation provisions set forth in Section 6 of the Employment Agreement are hereby amended so that they each shall have a duration of the earlier of two years from the Termination Date or a Change of Control (as defined in the Employment Agreement) of the Company (instead of the one year period provided for in Section 6 of the Employment Agreement).

(B) In addition to the covenants set forth in Section 6 of the Employment Agreement (as amended by Section 5(A) hereof) and in consideration of the agreement of the Company to make the severance payments contemplated by Section 2 of this Agreement (which may or may not have been due to Executive under the terms and conditions of the Employment Agreement), Executive agrees that during the period which shall commence as of the Termination Date and shall terminate on the earlier of the second anniversary of the Termination Date or a Change of Control (as defined in the Employment Agreement) of the Company (the “Restricted Period”), without the prior written consent of the Company (which may be withheld in its sole and absolute discretion) Executive shall not:

(i) Anywhere in the Business Area, directly or indirectly (including through any affiliate of Executive), compete with the Business, conduct a business similar to the Business, or own, manage, operate, control, be employed or retained by, provide services to, engage or participate in, advise, aid or be connected as an owner, partner, principal, sales representative, advisor, member of the board of directors of, employee of or consultant of, any Competitor; or

(ii) Invest in, or otherwise provide or assist in providing financing to, any Competitor.

(C) Notwithstanding the foregoing provisions of Section 5(B) and the restrictions set forth therein: (i) Executive may provide project-specific consulting services to a Competitor with respect to the Business, as long as such services (a) are temporary in nature, (b) are not rendered for any Competitor that maintains their business headquarters anywhere within the Business Area and (c) are not being provided with respect to any project in which the Company or any of its affiliates are a party or which would otherwise materially interfere with the Business of the Company or any of its affiliates; (ii) Executive may serve as a member of the board of directors of a Competitor as long as such Competitor does not maintain their business headquarters in the Business Area and does not conduct any business similar to the Business within the Business Area; and (iii) Executive may own securities in any Competitor that is a publicly-held corporation, but only to the extent that the Executive does not own, of record or beneficially, more than three percent of the outstanding beneficial ownership of any such Competitor; provided that, in the case of either of clause (A) or (B), Executive is otherwise in compliance with the terms hereof.

(D) For purposes of this Section 5, the following terms shall have the definitions indicated:
(i) “Business” means commercial banking, personal banking, real estate banking and private banking.
(ii) “Business Area” means the States of Arizona and Colorado.

(iii) “Competitor” means any Person that, directly or indirectly, including through an affiliate, competes with the Company or its affiliates, is attempting to compete with the Company or its affiliates, or conducts a business similar to, the Business.

(E) Executive affirms that the restrictive covenants set forth in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company, that he is receiving adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

(F) Executive further agrees that due to the inadequate remedy at law and irreparable injury to the Company or its affiliates that may result from the violation of this Section 5, the Company and its affiliates are entitled to enforce their rights and the obligations owed under this Section 5 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary, preliminary, or permanent injunctive relief or other equitable relief in order to enforce or prevent any violations or breaches (whether anticipatory, continuing or future) of this Section 5.  Nothing herein contained shall be construed as prohibiting Company or any of its affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the breaching party.  If any court of competent jurisdiction determines that any of the covenants and agreements contained in this Section 5, or any part hereof, are unenforceable because of the character, duration or geographic scope of such provision, Company and the Executive shall petition such court, and such court shall have the power, to modify the duration or scope of such provision, as the case may be, and, in its modified form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

6. Nondisparagement Agreement.  Executive agrees that he will not disparage the Company or any of the Released Parties.  Executive agrees to keep the substance of negotiations and/or terms and conditions of this Agreement strictly confidential, except to the extent that any of the terms and conditions are publicly filed by the Company pursuant to its obligations under applicable securities laws or regulations or stock exchange rules.

7. Notices.  For the purposes of this Agreement, notices and all other communications under this Agreement shall be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Executive:

Jonathan C. Lorenz

821 17th Street

Denver, CO 80202

If to the Company:

CoBiz Financial Inc.

821 17th Street

Denver, CO 80202

Attention:  Chief Executive Officer

Facsimile:  (303) 244-9700

Any party may change its address or add or change representatives for receiving notice by giving the other party notice in the manner set forth above.  Any notices given to any party in accordance with this Agreement will be deemed to have been duly given:  (a) on the date of receipt if personally delivered, (b) on the date of receipt, if sent by confirmed facsimile or telecopier transmission or (c) one business day for deliveries after having been sent by a nationally recognized overnight courier service.

8. Miscellaneous.

(A) Executive represents and warrants that he has returned all of the Company’s property and all property related to his employment with the Company as of the Termination Date including, without limitation, all files, training materials, policies and procedures, notebooks, handbooks, customer lists, mailing lists, account information, credit cards, cellular phones, laptops, tablets, automobiles and all other tangible or intangible property.  Executive further warrants and represents that he has not retained copies of such property.

(B) Executive agrees to cooperate fully with the Company on a timely basis concerning any business or legal matters about which Executive had knowledge during his employment.  Without limiting the foregoing, if requested to do so, Executive shall make himself available for interviews by, and conferences or meetings with, counsel representing Executive in any litigation or administrative proceeding that is threatened or pending at the time of the request, under mutually convenient conditions.  Executive shall also make himself available to testify truthfully at depositions, hearings, or trials in any administrative or judicial litigation involving the Company, upon request by counsel for the Company, without any legal process, subpoena, court order or summons.

(C) Executive hereby resigns and relinquishes all right, title, and authority as a director, officer, agent, employee, committee member, or representative of any nature whatsoever, whether appointed, elected, nominated, or otherwise assigned or assumed, of the Company or of any other Released Party and of any and all such positions Executive has held at the request of or on behalf of the Company or any other Released Party.

(D) If any provision of this Agreement is declared to be unenforceable by any administrative agency or court of law, the remainder of this Agreement shall remain in full force and effect, and shall be binding on Executive as if the invalidated provisions were not part of this Agreement.

(E) Each party agrees that this Agreement shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by one of the parties or his/its counsel, it being recognized that both parties hereto have contributed substantially and materially to the preparation of the Agreement.

(F) No part of this Agreement may be altered, amended or waived except by an agreement in writing signed by both parties.  The waiver by either party of a breach or violation of, or failure of either party to enforce, any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach or violation or relinquishment of any rights hereunder.

(G) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado applicable to contracts made and to be performed therein between residents thereof.

(H) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(I) In the event of Executive’s death prior to receipt of all payments provided for in Section 2(B) of this Agreement, the remaining payments shall be paid and/or distributed to Executive’s heirs and/or personal representative.  Payments of the COBRA Coverage Payment for Executive’s covered dependents who are then currently covered under COBRA, and who survive Executive and who remain eligible for coverage, will also continue in accordance with Section 2(B).

IN WITNESS WHEREOF, the Company and Executive have signed this Separation and Release Agreement.

COMPANY:

CoBiz Financial Inc.

By: /s/ Steve Bangert                                          .

Title: CEO                                                    .

EXECUTIVE:

/s/ Jonathan C. Lorenz                                   .

 Jonathan C. Lorenz

WAIVER OF OWBPA WAITING PERIOD

I, Jonathan C. Lorenz, acknowledge that on December 31, 2015, my employer gave me a Separation and Release Agreement that included waiver and release provisions.  Among other things, I was advised in writing to consult an attorney before I signed it and was advised that I had 21 days to consider the Separation and Release Agreement.

Although 21 days have not passed, I have considered the Separation and Release Agreement, and have consulted with an attorney or had an adequate opportunity to consult with an attorney about it.  I specifically request that I not be required to wait the 21-day consideration period that I am allowed.  I have made this request knowingly, voluntarily, and without any coercion or influence by my employer.

Therefore, I hereby waive any remaining days of the 21-day review period and request that the seven-day revocation period, during which I may revoke my acceptance of the Separation and Release Agreement, begin.  I UNDERSTAND THAT I MAY NOT WAIVE THE SEVEN-DAY REVOCATION PERIOD AND THAT AFTER I SIGN THE SEPARATION AND RELEASE AGREEMENT I HAVE SEVEN DAYS IN WHICH TO REVOKE MY SIGNATURE.  I UNDERSTAND THAT IF I REVOKE MY SIGNATURE, THE SEPARATION AND RELEASE AGREEMENT WILL BE NULL AND VOID.  Unless my signature is revoked in writing in accordance with the terms of the Separation and Release Agreement within the seven-day period, the Separation and Release Agreement will become effective without further action.

/s/ Jonathan C. Lorenz                        .December 31, 2015              .

Jonathan C. LorenzDate

EXHIBIT A

AMENDMENT TO

SUPPLEMENTAL SPLIT DOLLR LIFE INSURANCE PLAN AND AGREEMENT

BETWEEN

COBIZ BANK, N.A. AND JONATHAN C. LORENZ

WHEREAS, CoBiz Bank, N.A. d/b/a Colorado Business Bank (the “Corporation”), Elizabeth A. Lorenz (the “Trustee”), as trustee of the Jonathan C. Lorenz 2005 Insurance Trust, and Jonathan C. Lorenz (the “Employee”) entered into a Supplemental Split Dollar Life Insurance Plan and Agreement dated May 2, 2005 (the “Agreement”);

WHEREAS, the Employee’s employment with CoBiz Financial Inc.. an affiliate of the Corporation, will be terminated effective December 31, 2015;

WHEREAS, the Corporation, the Trustee and the Employee desire that the Agreement shall continue in effect for a period of 12 months after the employment termination date provided that the Separation and Release Agreement between CoBiz Financial Inc. and the Employee (the “Separation Agreement”) becomes effective and is not revoked;

NOW THEREFORE, the Corporation, the Trustee and the Employee agree to amend the Agreement as follows:

1. Effective December 31, 2015, provided that the Separation Agreement becomes effective after the expiration of the revocation period set forth in the Separation Agreement, and provided further that the Separation Agreement is not breached by the Employee, Section 11 of the Agreement hereby is amended to read as follows:

Section 11. Termination.  The term of this Agreement shall begin on the Effective Date and shall terminate, without any requirement of notice to the Trustee or Employee and without penalty to the Corporation, upon the first to occur of the following events:

[a]December 31, 2016; and

[b]the performance of this Agreement’s terms following the death of the Employee.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates set forth below:

COBIZ BANK, N.A.

By: /s/ Steve Bangert

Title: President

Date: December 31, 2015

/s/ Jonathan C. Lorenz

Jonathan C. Lorenz

Date: December 31, 2015